Exhibit 99.1

SKILLED HEALTHCARE GROUP REPORTS STRONG THIRD QUARTER REVENUE AND

DILUTED EPS EXCLUDING NON-RECURRING CHARGES OF $0.25

RAISES FULL YEAR NON-GAAP GUIDANCE

FOOTHILL RANCH, Calif.— November 1, 2010—Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its unaudited consolidated financial operating results for the three- and nine-month periods ended September 30, 2010.

“We are pleased with our third quarter results which were driven by strong revenue growth from our hospice and home health acquisition in May and from our long-term care business. Increased volumes and average per patient day rates drove long-term care revenue growth of nearly four percent as compared to the third quarter last year – a significant accomplishment given the challenging economic and reimbursement environments,” noted Boyd Hendrickson, Chairman and Chief Executive Officer of Skilled Healthcare Group, Inc. “Additionally, our hospice and home health acquisition is meeting our expectations and was accretive to earnings in 2010.”

Mr. Hendrickson continued, “Financially, the Company continues to generate higher cash flows from continuing operations as compared to a year ago. Among other things, our continued focus on collections has decreased our total company days sales outstanding by seven days over the last year leading to improved cash flows.”

Mr. Hendrickson concluded, “Overall, we view our strong operating performance as a direct result of the hard work and dedication of our employees who remain focused on providing high quality care. We are proud to say that, in the past two years, a total of 59 of the facilities, or nearly 86 percent of those eligible centers that applied, have been recognized for their commitment to quality care by receiving a National Quality award from AHCA/NCAL.”

Third Quarter 2010 Consolidated Results

•	Consolidated revenue for the quarter ended September 30, 2010 was $209.2 million, an increase of 11.6 percent, compared to consolidated revenue of $187.5 million in the third quarter of 2009.

•	Quality mix[1] in the third quarter of 2010 rose 120 basis points to 68.5 percent, compared to 67.3 percent in the prior year period.

•

Adjusted EBITDA[2] was $30.6 million, or 14.6 percent of revenue, for the quarter ended September 30, 2010, an increase of 18.2 percent compared to $25.9 million, or 13.8 percent of revenue, in the same period a year ago. Adjusted EBITDAR[3] was $35.4 million, or 16.9 percent of revenue, for the quarter ended September 30, 2010, up 16.4 percent compared to $30.4 million, or 16.2 percent of revenue, for the quarter ended September 30, 2009.

•

Adjusted net income[4], which excludes non-recurring charges, for the quarter ended September 30, 2010 totaled $9.4 million, up 4.3 percent compared to GAAP net income for the third quarter of 2009. These non-recurring charges are comprised of a $53.5 million charge related to the litigation costs announced during the quarter ended September 30, 2010. GAAP net losses in the third quarter of 2010 including the aforementioned non-recurring charges totaled $25.3 million.

•

Diluted earnings per common share excluding the non-recurring charges as described above were $0.25 for the quarter ended September 30, 2010, consistent with diluted earnings per share for the same period in 2009. Including the aforementioned charges, diluted losses per share were $0.68 in the third quarter of 2010.

Long-Term Care Services - Third Quarter 2010 Segment Results

•

Total revenue for the long-term care services segment, which represented 82.5 percent of consolidated revenue, was $172.6 million for the quarter ended September 30, 2010, an increase of $6.4 million, or 3.8 percent, compared to the same period a year ago.

•	Skilled mix[5] increased 20 basis points to 22.6 percent in the third quarter of 2010, compared to 22.4 percent in the prior year period due primarily to an increase in managed care days.

•

Occupancy rates[6] were 83.0 percent during the third quarter of 2010, compared to 83.2 percent in the prior year period. Occupancy rates excluding Fort Worth, a new development that opened in July, were 83.4 percent in the third quarter of 2010.

•

The percentage of Medicare days in the upper nine RUG categories[7] was 43.0 percent in the third quarter of 2010, an increase of 180 basis points, compared to 41.2 percent during the third quarter of 2010.

Ancillary Services – Third Quarter 2010 Segment Results

•

The Company’s third-party rehabilitation therapy services’ segment revenue was $19.2 million for the quarter ended September 30, 2010, up slightly compared to the same period a year ago. Third-party rehabilitation therapy accounted for 9.2 percent of consolidated revenue in the third quarter of 2010, compared to 10.3 percent in the third quarter of 2010.

•

The Company’s hospice and home health businesses, which represented 8.3 percent of consolidated revenue, reported total revenue of $17.4 million for the quarter ended September 30, 2010, compared to $2.1 million in the third quarter of 2009. The acquisition of nine hospice and home care companies in May 2010 resulted in the year-over-year increase in revenue.

Year-to-Date 2010 Consolidated Results

•	Consolidated revenue for the nine-month period ended September 30, 2010 was $599.5 million, up 5.6 percent, compared to consolidated revenue of $567.7 million in the prior year period.

•	Quality mix[1] in the first nine months of 2010 was 68.0 percent, compared to 68.7 percent in the prior year period.

•

Adjusted EBITDA[2] was $87.2 million for the nine-month period ended September 30, 2010, compared to $83.8 million for the nine-month period ended September 30, 2009. Adjusted EBITDAR[3] was $101.4 million for the nine-month period ended September 30, 2010, compared to $97.4 million for the prior year period.

•

Adjusted net income[4] which excludes the non-recurring charges as described earlier for the nine months ended September 30, 2010, totaled $27.2 million, compared to GAAP net income of $28.1 million for the same period a year ago. GAAP net losses for the nine months ended September 30, 2010, including the non-recurring charges described above, totaled $11.9 million.

•

Diluted earnings per common share excluding the non-recurring charges for the nine months ended September 30, 2010, were $0.73 per share, compared to $0.77 in diluted earnings per share for the same period in 2009. Diluted losses per common share for the nine months ended September 30, 2010 including the non-recurring charges were $0.32.

Long-Term Care Services – Year-to-Date 2010 Segment Results

•

Total revenue for the long-term care services segment, which represented 85.2 percent of consolidated revenue, was $511.8 million for the nine-month period ended September 30, 2010, an increase of $12.5 million, or 2.5 percent, compared to the same period a year ago.

•	Skilled mix[5] was 22.8 percent in the first nine months of 2010, compared to 23.5 percent in the prior year period.

•

Occupancy rates[6] were 83.4 percent during the nine-month period ended September 30, 2010, compared to 84.0 percent in the prior year period. Occupancy rates excluding Fort Worth, were 83.7 percent in the nine-month period ended September 30, 2010.

•

The percentage of Medicare days in the upper nine RUG categories[7] was 44.5 percent in the nine-month period ended September 30, 2010, an increase of 310 basis points, compared to 41.4 percent during the prior year period.

Ancillary Services – Year-to-Date 2010 Segment Results

•

The Company’s third-party rehabilitation therapy services’ segment revenue was $54.6 million for the nine-month period ended September 30, 2010, a decrease of 4.4 percent, compared to the same period a year ago. Third-party rehabilitation therapy accounted for 9.1 percent of consolidated revenue in the first nine months of 2010, compared to 10.0 percent in the prior year period.

•

The Company’s hospice and home health businesses, which represented 5.7 percent of consolidated revenue, reported total revenue of $33.0 million for the nine-month period ended September 30, 2010, compared to $11.2 million in the same period a year ago due to the addition of the acquired hospice and home care companies in May 2010.

Raising Guidance

Skilled Healthcare Group is raising its 2010 full year guidance, excluding the impact of the $53.5 million litigation charge incurred in the third quarter of 2010. The Company expects revenue to be between $805 million and $812 million. Adjusted EBITDAR is expected to be in the range of $135 million to $139 million and Adjusted EBITDA is expected to be in the range of $116 million to $120 million. Diluted adjusted net income per common share is expected to be between $0.92 and $0.97. This Adjusted EBITDAR, EBITDA and net income guidance excludes non-recurring items reported for the nine-month period ended September 30, 2010 as referenced in the following Adjusted Net Income Reconciliation table comprised of the aforementioned litigation charge. Additionally, this guidance assumes the following:

•	Fiscal year 2011 Medicare rates along with the impact of RUGs IV and the elimination of concurrent therapy are, combined, expected to be better than budget neutral.

•	No change in aggregate Medicaid rates.

•	Average interest rate on debt of approximately 8 percent and dilution from new term loan and revolver refinancing of approximately $0.08 due to increased interest expense.

•	2010 capital expenditures of approximately $26 million.

•	An effective tax rate of 38 percent.

Conference Call

A conference call and webcast will be held tomorrow, Tuesday, November 2, at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time) to discuss Skilled Healthcare’s consolidated financial results for the third quarter of 2010 and its outlook for the future.

To participate in the call, interested parties may dial (800) 591-6930 within the U.S. and (617) 614-4908 internationally and reference passcode 63205284. Alternatively, interested parties may access the call in listen-only mode via Skilled Healthcare Group’s Web site - www.skilledhealthcaregroup.com. A replay of the conference call will be available after 12:00 p.m. Pacific Time on November 2, 2010 via Skilled Healthcare Group’s Web site or by dialing (888) 286-8010 within the U.S. and (617) 801-6888 internationally and referencing passcode 97849939. The replay will be available until November 9, 2010.

About Skilled Healthcare Group, Inc.

Skilled Healthcare Group, Inc., based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had trailing twelve month revenue of approximately $788 million and approximately 14,600 employees as of September 30, 2010. Skilled Healthcare Group and its wholly-owned companies, collectively referred to as the “Company”, operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates long-term care facilities in California, Iowa, Kansas, Missouri, Nevada, New Mexico and Texas, including 79 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 22 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice and home health care in Arizona, California, Idaho, Nevada, Montana and New Mexico. References made in this release to “Skilled Healthcare”, “the Company”, “we”, “us” and “our” refer to Skilled Healthcare Group, Inc. and each of its wholly-owned companies. More information about Skilled Healthcare is available at its Web site — www.skilledhealthcaregroup.com.

Footnotes

(1)	Quality mix represents non-Medicaid revenue as a percentage of total revenue.

(2)	Adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, reflects the non-GAAP adjustments to net income that are reflected in the reconciliation tables of this press release.

(3)	Adjusted EBITDAR is Adjusted EBITDA excluding facility rent expense as reflected in the reconciliation tables of this press release.

(4)	Adjusted net income reflects the non-GAAP adjustments to net income that are reflected in the reconciliation table of this press release.

(5)	Skilled mix is defined as the number of Medicare and non-Medicaid managed care patient days at the Company’s skilled nursing facilities divided by the total number of patient days at the Company’s skilled nursing facilities for any given period.

(6)	Occupancy rates are based on actual patient days divided by available patient days in any given period in reference to our skilled nursing facilities.

(7)	This metric measures the percentage of Medicare days that were generated by patients for whom reimbursement falls under one of the top nine highest reimbursement RUG categories.

Forward-Looking Statements

This release includes “forward-looking statements”. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include the guidance for 2010 full year revenue, EBITDAR, EBITDA and net income per share, excluding certain non-recurring charges, and the statements made by Mr. Hendrickson regarding recent acquisitions and future financial and operating performance. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare’s amended Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein) and in our subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue	$209,199	$187,447	$599,489	$567,675
Expenses:
Cost of services (exclusive of rent cost of revenue and depreciation and amortization shown below)	168,579	151,539	482,291	453,195
Rent cost of revenue	4,796	4,509	14,209	13,568
General and administrative	6,016	6,343	18,479	19,406
Litigation settlement costs	53,505	—	53,505	—
Depreciation and amortization	6,305	6,014	18,241	17,358

	239,201	168,405	586,725	503,527

Other income (expenses):
Interest expense	(10,086)	(8,417)	(26,535)	(24,748)
Interest income	260	285	684	896
Other income (expense)	9	59	588	(1)
Equity in earnings of joint venture	746	746	2,221	2,230
Debt retirement costs	—	—	(7,010)	—

Total other expenses, net	(9,071)	(7,327)	(30,052)	(21,623)

(Loss) Income from continuing operations before	(39,073)	11,715	(17,288)	42,525
(Benefit) Provision for income taxes	(13,766)	2,420	(5,406)	14,000

(Loss) Income from continuing operations	(25,307)	9,295	(11,882)	28,525
Loss from discontinued operations, net of tax	—	(243)	—	(390)

Net (loss) income	$(25,307)	$9,052	$(11,882)	$28,135

(Loss) earnings per share, basic:
(Loss) earnings per common share from continuing operations	$(0.68)	$0.25	$(0.32)	$0.77
Loss per common share from discontinued operations	—	(0.01)	—	(0.01)

(Loss) earnings per share	$(0.68)	$0.24	$(0.32)	$0.76

(Loss) earnings per share, diluted:
(Loss) earnings per common share from continuing operations	$(0.68)	$0.25	$(0.32)	$0.77
Loss per common share from discontinued operations	—	(0.01)	—	(0.01)

(Loss) earnings per share	$(0.68)	$0.24	$(0.32)	$0.76

Weighted-average common shares outstanding, basic	36,997	36,927	36,981	36,904

Weighted-average common shares outstanding, diluted	36,997	36,950	36,981	36,943

Skilled Healthcare Group, Inc.

Condensed Consolidated Balance Sheet and Cash Flow Data

(In thousands)

(Unaudited)

	September 30, 2010	December 31, 2009
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$3,200	$3,528
Other current assets	141,320	128,075
Property and equipment, net	380,662	373,211
Other assets	410,154	351,428

Total assets	$935,336	$856,242

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities less current portion of long-term debt and capital leases	$79,217	$79,108
Current portion of long-term debt and capital leases	8,295	7,823
Other long-term liabilities	46,559	43,033
Long-term debt and capital leases, less current portion	536,010	450,856
Stockholders’ equity	265,255	275,422

Total liabilities and stockholders’ equity	$935,336	$856,242

	Nine Months Ended September 30,
	2010	2009
Cash Flows from Continuing Operations
Net cash provided by operating activities	$4,138	$45,407
Net cash used in investing activities	(68,541)	(30,832)
Net cash provided by (used in) financing activities	64,075	(13,777)
Cash flows from discontinued operations	—	390

(Decrease) increase in cash and equivalents	(328)	1,188
Cash and cash equivalents at beginning of period	3,528	2,047

Cash and cash equivalents at end of period	$3,200	$3,235

Skilled Healthcare Group, Inc.

Consolidated Key Performance Indicators

(Unaudited)

The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Occupancy statistics (skilled nursing facilities):
Available beds in service at end of period	9,378	9,094	9,378	9,094
Available patient days	855,522	839,244	2,528,567	2,478,427
Actual patient days	709,792	698,489	2,108,941	2,080,944
Occupancy percentage	83.0%	83.2%	83.4%	84.0%
Skilled mix	22.6%	22.4%	22.8%	23.5%
Percentage of Medicare days in the upper nine RUG categories (1)	43.0%	41.2%	44.5%	41.4%
Average daily number of patients	7,715	7,592	7,725	7,623

Hospice average daily census	943	303	936	314
Home health episodic-based admissions	948	—	1,562	—
Home health episodic-based recertifications	149	—	285	—

EBITDA (2) (in thousands)	$(22,942)	$25,618	$26,804	$83,345
Adjusted EBITDA (2) (in thousands)	$30,563	$25,862	$87,240	$83,795
Adjusted EBITDA margin (2)	14.6%	13.8%	14.6%	14.8%
Adjusted EBITDAR (2) (in thousands)	$35,359	$30,371	$101,449	$97,363
Adjusted EBITDAR margin (2)	16.9%	16.2%	16.9%	17.2%

Revenue per patient day (skilled nursing facilities prior to intercompany eliminations)
LTC only Medicare (Part A)	$498	$504	$497	$500
Medicare blended rate (Part A & B)	566	564	560	558
Managed care	374	372	377	369
Medicaid	151	147	149	145
Private and other	168	159	169	161
Weighted-average for all	$234	$230	$234	$232

Revenue from (total company):
Medicare	37.6%	34.1%	36.5%	35.5%
Managed care, private pay, and other	30.9	33.2	31.5	33.2

Quality mix	68.5	67.3	68.0	68.7
Medicaid	31.5	32.7	32.0	31.3

Total	100.0%	100.0%	100.0%	100.0%

Skilled Healthcare Group, Inc.

Facility Ownership

	As of September 30,
	2010	2009
Facilities:
Skilled nursing facilities (at end of period):
Owned	55	53
Leased	24	24

Total skilled nursing facilities	79	77

Total licensed beds	9,812	9,586
Assisted living facilities (at end of period):
Owned	20	20
Leased	2	2

Total assisted living facilities	22	22

Total licensed beds	1,264	1,244
Total facilities (at end of period)	101	99
Percentage owned facilities (at end of period)	74.3%	73.7%

(1)	EBITDA, Adjusted EBITDA and Adjusted EBITDAR are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as net income before depreciation, amortization and interest expense (net of interest income) and the provision for (benefit from) income taxes. Adjusted EBITDA excludes certain special charges that are included in EBITDA such as the loss on disposal of asset, debt retirement costs, acquisition costs and litigation settlement costs. We define EBITDAR as net income before depreciation, amortization and interest expense (net of interest income), the provision for income taxes and rent cost of revenue. Adjusted EBITDAR is defined as Adjusted EBITDA excluding rent cost of revenue.

Skilled Healthcare Group, Inc.

Adjusted Net Income Reconciliation

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2010
(Loss) Income from continuing operations	$(39,073)	$(17,288)
Disposal of fixed assets	—	(479)
Debt retirement costs	—	7,010
Acquisition costs	—	400
Litigation settlement costs	53,505	53,505

Adjusted income from continuing operations before provision for income taxes	14,432	43,148
Provision for income taxes	4,989	15,882

Adjusted income from continuing operations	9,443	27,266
Loss from discontinued operations, net of tax	—	—

Adjusted net income	$9,443	$27,266

Weighted-average common shares outstanding, basic	36,997	36,981
Weighted-average common shares outstanding, diluted	37,063	37,097
Adjusted net income per share, diluted	$0.25	$0.73
Effective tax rate	34.6%	36.8%

Skilled Healthcare Group, Inc.

Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR

(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net (Loss) Income	$(25,307)	$9,052	$(11,882)	$28,135
Interest expense, net of interest income	9,826	8,132	25,851	23,852
(Benefit) Provision for income taxes	(13,766)	2,420	(5,406)	14,000
Depreciation and amortization expense	6,305	6,014	18,241	17,358

EBITDA	(22,942)	25,618	26,804	83,345
Disposal of asset	—	1	(479)	60
Discontinued operations	—	243	—	390
Debt retirement Costs	—	—	7,010	—
Litigation settlement costs	53,505	—	53,505	—
Acquisition costs	—	—	400	—

Adjusted EBITDA	30,563	25,862	87,240	83,795
Rent cost of revenue	4,796	4,509	14,209	13,568

Adjusted EBITDAR	$35,359	$30,371	$101,449	$97,363

We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR provide useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of the financial performance and prospects for the future of our core business activities. Specifically, we believe that a report of EBITDA, Adjusted EBITDA and Adjusted EBITDAR provide consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our business. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our business against expected results, to analyze year-over-year trends, as described below, and to compare our operating performance to that of our competitors.

Management uses EBITDA, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on an administrative services segment and a facility by facility level. We typically use Adjusted EBITDA and Adjusted EBITDAR for these purposes, on a consolidated basis (because the adjustments to EBITDA are not generally allocable to any individual business unit), and we typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our reporting segments: long term care services, which includes the operation of our skilled nursing and assisted living operating companies; and ancillary services, which includes our rehabilitation therapy and hospice operating companies. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense, income taxes, depreciation and amortization expense, rent cost of revenue and special charges, which may vary from business unit to business unit and period to period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. These types of charges are dependent on factors unrelated to the underlying business unit performance. As a result, we believe that the use of EBITDA and Adjusted EBITDA provide a meaningful and consistent comparison of our underlying businesses between periods by eliminating certain items required by GAAP which have little or no significance in the day-to-day operations. Additionally, because Adjusted EBITDAR excludes rent cost of revenue, it is useful in comparing leased facilities to owned facilities.

We also make capital allocations to each of our companies based on expected EBITDA returns and establish compensation programs and bonuses for the facility level employees that are based in part upon the achievement of pre-established EBITDA and Adjusted EBITDA targets.

Skilled Healthcare Group, Inc.

Reconciliation of Forecasted GAAP Net Loss to Forecasted Adjusted Net Income,

Forecasted Adjusted EBITDA and Forecasted Adjusted EBITDAR

Year Ending December 31, 2010

(in millions)

Reconciliation of Forecasted Net Loss to Forecasted Adjusted Net

Income, Forecasted Adjusted EBITDA and Forecasted Adjusted

EBITDAR:

	Outlook
	Low	High
Net loss guidance	$(5.1)	$(3.2)
Disposal of fixed assets	(0.5)	(0.5)
Debt retirement costs	7.0	7.0
Acquisition costs	0.4	0.4
Litigation settlement costs	53.5	53.5
Income tax benefit on above adjustments	(21.3)	(21.3)

Adjusted net income guidance (excludes non-recurring items)	34.0	35.9
Interest expense, net of interest income and other	36.0	36.5
Provision for income taxes	21.3	22.5
Depreciation and amortization expense	24.7	25.1

Adjusted EBITDA guidance (excludes non-recurring items)	116.0	120.0
Rent cost of revenue	19.0	19.0

Adjusted EBITDAR guidance (excludes non-recurring items)	$135.0	$139.0

Investor Contact:

Skilled Healthcare Group, Inc.

Dev Ghose or Shelly Hubbard

(949) 282-5800